Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT, dated as of October 12, 2018 (this “Amendment”), by and among OXFORD SQUARE FUNDING 2018, LLC, a Delaware limited liability company, as borrower (the “Borrower”), OXFORD SQUARE CAPITAL CORP., a Maryland corporation, as the sole equityholder of the Borrower (in such capacity, the “Equityholder”) and as collateral manager (in such capacity, the “Collateral Manager”), CITIBANK, N.A., as the lender (in such capacity, the “Lender”), and as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Lender, the Administrative Agent, The Bank of New York Mellon Trust Company, National Association, as the Custodian and the Collateral Agent are parties to the Credit and Security Agreement, dated as of June 21, 2018 (as in effect immediately prior to the effectiveness of this Amendment and including any exhibits and schedules thereto, the “Existing Credit Agreement”, and as amended by this Amendment and as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Amended Credit Agreement”; except as otherwise defined in this Amendment, terms defined in the Amended Credit Agreement are used herein as defined therein).

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Lender, which Lender is the sole Lender under the Existing Credit Agreement, and the Administrative Agent have agreed to amend the Existing Credit Agreement upon and subject to the terms and conditions set forth in this Amendment.

WHEREAS, these recitals shall be construed as part of this Amendment.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Existing Credit Agreement. From and after the First Amendment Effective Date (as defined below), the Existing Credit Agreement shall be amended as follows:

1.01.        References Generally.

(a)          References in the Existing Credit Agreement (including references to the Existing Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) and each reference to the Existing Credit Agreement in the other Facility Documents (and indirect references such as “thereunder”, “thereby”, “therein” and “thereof”) shall be deemed to be references to the Existing Credit Agreement as amended hereby.

1.02.        First Amendment Advances.

(a)          The Lender hereby agrees to make a loan to the Borrower on the First Amendment Effective Date (the “First Amendment Advance”), in a principal amount equal to $37,296,761.67, on the terms and conditions as set forth in the Existing Credit Agreement. The First Amendment Advance shall be deemed to be an Advance for all purposes of the Facility Documents, having terms and provisions identical to those applicable to the Advances outstanding immediately prior to the First Amendment Effective Date (the “Existing Advances”).

(b)         The First Amendment Advance shall be made as a single borrowing, with an initial Interest Accrual Period that commences on the First Amendment Effective Date and ends on the last day of the Interest Accrual Period applicable to the Existing Advances on the First Amendment Effective Date. During such initial Interest Accrual Period, the LIBOR Rate applicable to the First Amendment Advance shall be the same LIBOR Rate applicable for the Existing Advances as of the First Amendment Effective Date. Notwithstanding anything to the contrary contained herein or in the Existing Credit Agreement, from and after the First Amendment Effective Date, the Existing Advances and the First Amendment Advance shall constitute a single borrowing of Advances for all purposes under the Existing Credit Agreement.

(c)          The commitment of the Lender to make the First Amendment Advance shall automatically terminate upon the earlier of (x) the making of the First Amendment Advance and (y) 5:00 p.m. on the First Amendment Effective Date.

1.03.        Amended Language. The Existing Credit Agreement is hereby amended as follows:

(a)          to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement (or changed pages thereof) attached as Exhibit A hereto.

(b)         Schedule 5 of the Credit Agreement is amended and restated in its entirety as set forth on Exhibit B hereto.

Section 2. Representations and Warranties of the Borrower and Collateral Manager. The Borrower, the Collateral Manager and the Equityholder represent and warrant to the Administrative Agent and the Lender that as of the First Amendment Effective Date:

2.01.        each of the representations and warranties set forth in the Amended Credit Agreement and in the other Facility Documents are true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of such earlier date;

2.02.        both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, no Default, Event of Default or Collateral Manager Default has occurred and is continuing, or would result therefrom; and

2.03.        the execution and delivery by each of the Borrower, the Collateral Manager and the Equityholder of, and the performance of its obligations under this Amendment and the other Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3. Conditions Precedent. The amendments to the Existing Credit Agreement set forth in Section 1 above shall become effective as of the date (the “First Amendment Effective Date”), upon which each of the following conditions precedent shall be satisfied or waived:

3.01.        Execution. The Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Collateral Manager, the Equityholder and the Lender.

3.02.        Payment of Fees and Expenses. The Administrative Agent shall have received evidence that the reasonable and documented fees and expenses of Winston & Strawn LLP, counsel to the Administrative Agent, in each case in connection with the transactions contemplated hereby (to the extent invoiced prior to the First Amendment Effective Date), shall have been paid by the Borrower.

3.03.        Responsible Officer’s Certificates of Borrower and Equityholder. The Administrative Agent shall have received certificates of a Responsible Officer of each of the Borrower and the Equityholder certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Amendment and the transactions contemplated hereby and thereby and (iii) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute this Amendment and the other Facility Documents to which it is a party.

3.04.        Legal Opinions. The Administrative Agent shall have received the executed legal opinions of counsel to the Borrower and the Equityholder, in form and substance reasonably satisfactory to the Administrative Agent covering (i) customary corporate matters and (ii) true sale matters, in each case as the Administrative Agent may reasonably request.

3.05.        Beneficial Ownership Certification.   The Administrative Agent shall have received a Beneficial Ownership Certification in respect of the Borrower and any other Person that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

3.06.        Notice of Borrowing. The Collateral Agent and the Administrative Agent shall have received a Notice of Borrowing for such First Amendment Advance (including a pro forma Borrowing Base Calculation Statement attached thereto) prior to the First Amendment Effective Date.

3.07.        Governmental Authorizations. The Administrative Agent shall have received true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Amendment.

3.08.        Financing Statements. The Administrative Agent shall have received proper financing statements (or the equivalent thereof in any applicable foreign jurisdiction), duly filed on or before the First Amendment Effective Date, under the UCC with the Delaware Secretary of State, Division of Corporations and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems necessary or desirable in order to perfect the interests in the Collateral acquired by the Borrower pursuant to the First Amendment Effective Date Sale Agreement as contemplated by the Amended Credit Agreement.

3.09.        Delivery of Collateral. Delivery of such Collateral (including any promissory note, executed assignment agreement and word or pdf copies of the principal credit agreement for each Collateral Loan, to the extent received by the Borrower) as required under the Amended Credit Agreement shall have been effected.

3.10.        Officer’s Certificate. A certificate of a Responsible Officer of the Borrower, dated as of the First Amendment Effective Date, certifying to the effect that, in the case of each item of Collateral acquired by the Borrower pursuant to the First Amendment Effective Date Sale Agreement and pledged to the Collateral Agent, (x) in the case of clause (i) through (iv) below, immediately prior to the First Amendment Effective Date and (y) after giving effect to the transactions contemplated on the First Amendment Effective Date:

(i)          the Borrower is the owner of such Collateral free and clear of any Liens or claims of any nature whatsoever except for (A) those which are being released on the First Amendment Effective Date and (B) Permitted Liens;

(ii)         the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;

(iii)        the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than Permitted Liens;

(iv)        the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and

(v)         upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except as permitted by the Amended Credit Agreement.

3.11.      After the making of the First Amendment Advances and the deposit of any portion thereof into the Unfunded Reserve Account, the amount on deposit thereon is at least equal to the Unfunded Reserve Required Amount.

Section 4. Reference to and Effect Upon the Existing Credit Agreement; Limited Consent.

4.01.        Except as specifically amended above, the Existing Credit Agreement and the other Facility Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed.

4.02.        The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any other Secured Party under the Existing Credit Agreement or any other Facility Document, nor constitute a waiver of any provision of the Existing Credit Agreement or any other Facility Document.

Section 5. Reaffirmation. Each of the Borrower, the Collateral Manager and the Equityholder hereby reaffirms its obligations under each Facility Document to which it is a party. The Borrower hereby reaffirms the grant of security contained in Section 7.01(a) of the Amended Credit Agreement.

Section 6. Miscellaneous. This Amendment is a Facility Document for all purposes of the Amended Credit Agreement and the other Facility Documents. This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page. Section headings used in this Amendment are for reference only and shall not affect the construction of this Amendment.

Section 7. Governing Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by and construed in accordance with the law of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

OXFORD SQUARE FUNDING 2018, LLC, as Borrower

By:
Name:
Title:

OXFORD SQUARE CAPITAL CORP., as Collateral Manager

By:
Name:
Title:

OXFORD SQUARE CAPITAL CORP., as Equityholder

By:
Name:
Title:

[Signature Page to First Amendment to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent and as the Lender

By:
Name:
Title:

[Signature Page to First Amendment to Credit and Security Agreement]

Exhibit A

AMENDED CREDIT AGREEMENT

EXECUTION VERSION

Conformed through the First Amendment dated October 12, 2018

CREDIT AND SECURITY AGREEMENT

among

OXFORD SQUARE FUNDING 2018, LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,

as Administrative Agent,

OXFORD SQUARE CAPITAL CORP.,

as Equityholder,

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent and as Custodian

and

OXFORD SQUARE CAPITAL CORP.,

as Collateral Manager

Dated as of June 21, 2018

Page
ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS		1

Section 1.01.	Definitions	1
Section 1.02.	Rules of Construction	~~42~~43
Section 1.03.	Computation of Time Periods	43
Section 1.04.	Collateral Value Calculation Procedures	~~43~~44

ARTICLE II ADVANCES		~~44~~45

Section 2.01.	Advances	~~44~~45
Section 2.02.	Making of the Advances	~~44~~45
Section 2.03.	Evidence of Indebtedness; Notes	~~45~~46
Section 2.04.	Payment of Principal and Interest	~~45~~46
Section 2.05.	Prepayment of Advances	~~46~~47
Section 2.06.	Commitments	~~47~~48
Section 2.07.	Maximum Lawful Rate	~~47~~48
Section 2.08.	Several Obligations	~~47~~48
Section 2.09.	Increased Costs	48
Section 2.10.	Compensation; Breakage Payments	~~49~~50
Section 2.11.	Illegality; Inability to Determine Rates	~~50~~51
Section 2.12.	Prepayment Fee	~~50~~51
Section 2.13.	Rescission or Return of Payment	~~51~~52
Section 2.14.	Post-Default Interest	~~51~~52
Section 2.15.	Payments Generally	~~51~~52
Section 2.16.	Replacement of Lenders	~~52~~53
Section 2.17.	Right of Setoff	53
Section 2.18.	Contractual Currency	~~53~~54
Section 2.19.	Lending Offices; Changes Thereto	~~53~~54

ARTICLE III CONDITIONS PRECEDENT		~~54~~55

Section 3.01.	Conditions Precedent to the Making of the Advances	~~54~~55

ARTICLE IV REPRESENTATIONS AND WARRANTIES		~~56~~57

Section 4.01.	Representations and Warranties of the Borrower	~~56~~57
Section 4.02.	Representations and Warranties of the Collateral Manager and the Equityholder	~~61~~62
Section 4.03.	Representations and Warranties of the Collateral Agent and the Custodian	63

ARTICLE V COVENANTS		~~63~~64

Section 5.01.	Affirmative Covenants of the Borrower	~~63~~64
Section 5.02.	Negative Covenants of the Borrower	~~68~~70
Section 5.03.	Affirmative Covenants of the Collateral Manager and the Equityholder	~~72~~73
Section 5.04.	Negative Covenants of the Collateral Manager and the Equityholder	~~73~~75
Section 5.05.	Certain Undertakings Relating to Separateness	~~74~~75

i

 (continued)

Page

ARTICLE VI EVENTS OF DEFAULT		~~75~~76

Section 6.01.	Events of Default	~~75~~76
Section 6.02.	Remedies	~~77~~78
Section 6.03.	Power of Attorney	~~78~~79

ARTICLE VII PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT		~~79~~80

Section 7.01.	Grant of Security	~~79~~80
Section 7.02.	Release of Security Interest	~~80~~81
Section 7.03.	Rights and Remedies	~~81~~82
Section 7.04.	Remedies Cumulative	~~81~~82
Section 7.05.	Related Documents	~~82~~83
Section 7.06.	Borrower Remains Liable	~~82~~83
Section 7.07.	Protection of Collateral	~~82~~83

ARTICLE VIII ACCOUNTS, ACCOUNTINGS AND RELEASES		~~83~~84

Section 8.01.	Collection of Money	~~83~~84
Section 8.02.	Collection Account	~~83~~84
Section 8.03.	Payment Account	~~84~~85
Section 8.04.	The Unfunded Reserve Account; Fundings	~~84~~85
Section 8.05.	The Cash Diversion Reserve Account	~~85~~86
Section 8.06.	The Custodial Account	~~85~~86
Section 8.07.	Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent	~~85~~86
Section 8.08.	Accountings	~~86~~87
Section 8.09.	Release of Collateral	~~87~~88
Section 8.10.	Reports by Independent Accountants	~~88~~89

ARTICLE IX APPLICATION OF FUNDS		~~89~~90

Section 9.01.	Disbursements of Funds from Payment Account	~~89~~90

ARTICLE X SALE OF COLLATERAL LOANS; PURCHASE OF ADDITIONAL COLLATERAL LOANS		~~91~~92

Section 10.01.	Sales of Collateral Loans	~~91~~92
Section 10.02.	Purchases of Additional Collateral Loans	~~92~~93
Section 10.03.	Conditions Applicable to All Sale and Purchase Transactions	~~92~~93
Section 10.04.	Additional Equity Contributions	~~93~~94
Section 10.05.	Transfer of Warranty Collateral Loans	~~93~~94

ARTICLE XI THE AGENTS		~~93~~94

Section 11.01.	Authorization and Action	~~93~~94
Section 11.02.	Delegation of Duties	~~94~~95
Section 11.03.	Agents’ Reliance, Etc.	~~94~~95
Section 11.04.	Indemnification	~~96~~97
Section 11.05.	Successor Agents	~~96~~98

ARTICLE XII MISCELLANEOUS		~~97~~98

Section 12.01.	No Waiver; Modifications in Writing	~~97~~98
Section 12.02.	Notices, Etc.	~~98~~99
Section 12.03.	Taxes	~~99~~100

(continued)

Page

Section 12.04.	Costs and Expenses; Indemnification	~~102~~104
Section 12.05.	Execution in Counterparts	~~105~~106
Section 12.06.	Assignability	~~105~~106
Section 12.07.	Governing Law	~~107~~108
Section 12.08.	Severability of Provisions	~~107~~108
Section 12.09.	Confidentiality	~~108~~109
Section 12.10.	Merger	~~108~~109
Section 12.11.	Survival	~~108~~109
Section 12.12.	Submission to Jurisdiction; Waivers; Etc.	~~109~~110
Section 12.13.	IMPORTANT WAIVERS	~~109~~110
Section 12.14.	PATRIOT Act Notice	~~110~~111
Section 12.15.	Legal Holidays	~~110~~111
Section 12.16.	Non-Petition	~~111~~112
Section 12.17.	Waiver of Setoff	~~111~~112
Section 12.18.	Option to Acquire Rating	~~111~~112
Section 12.19.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	~~111~~112

ARTICLE XIII		~~112~~113

CUSTODIAN		~~112~~113

Section 13.01.	Appointment of Custodian	~~112~~113
Section 13.02.	Duties of Custodian	~~112~~113
Section 13.03.	Delivery of Collateral Loans to Custodian	~~113~~114
Section 13.04.	Release of Documents/Control By Agents	~~113~~114
Section 13.05.	Records	~~114~~115
Section 13.06.	Reporting	~~114~~115
Section 13.07.	Certain General Terms	~~114~~115
Section 13.08.	Compensation of Custodian	~~116~~117
Section 13.09.	Responsibility of Custodian	~~116~~117
Section 13.10.	Resignation and Removal; Appointment of Successor	~~119~~120

ARTICLE XIV		~~120~~121

COLLATERAL MANAGEMENT		~~120~~121

Section 14.01.	Designation of the Collateral Manager	~~120~~121
Section 14.02.	Duties of the Collateral Manager	~~121~~122
Section 14.03.	Authorization of the Collateral Manager	~~122~~123
Section 14.04.	Realization Upon Defaulted Collateral Loans	~~122~~123
Section 14.05.	Compensation	~~123~~124
Section 14.06.	Expense Reimbursement; Indemnification	~~123~~124
Section 14.07.	The Collateral Manager Not to Resign; Assignment; Collateral Manager Default	~~124~~125

SCHEDULES

Schedule 1	Commitments and Percentages
Schedule 2	Contents of Monthly Report
Schedule 3	Contents of Payment Date Report
Schedule 4	Information Obligations
Schedule 5	~~Initial~~ Collateral Loans
Schedule 6	Notice Information
Schedule 7	Authorized Persons

EXHIBITS

Exhibit A	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation)
Exhibit B	Form of Notice of Prepayment
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Note
Exhibit E	Forms of Tax Compliance Certificates

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1.50% or (c) the LIBOR Rate for a three (3) month period plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a), (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“BNYM” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Information” has the meaning assigned to such term in Section 12.09.

“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Base” means, at any time, the least of:

(a)            the Facility Amount minus the Unfunded Reserve Required Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account) at such time;

(b)           the sum of:

(i)           the product of (A) the Effective Advance Rate as of such date and (B) the Aggregate Original Asset Value as of such date, plus

(ii)          the aggregate amount of cash then on deposit in the Principal Collection Subaccount, plus

(iii)        the aggregate amount of cash then on deposit in the Cash Diversion Reserve Account, minus

(iv)         the Unfunded Reserve Required Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account) and

(c)            the sum of:

(i)           the Aggregate Original Asset Value, minus

(ii)         the Minimum Equity Amount, plus

(iii)        the aggregate amount of cash then on deposit in the Principal Collection Subaccount, plus

(iv)         the aggregate amount of cash then on deposit in the Cash Diversion Reserve Account, minus managing member of the Adviser; or (g) Jonathan H. Cohen and Saul B. Rosenthal cease to be the controlling members of Oxford Funds, LLC.

“Citibank” has the meaning assigned to such term in the introduction of this Agreement.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means June 21, 2018.

“Closing Date Sale Agreement” means the Sale, Contribution and Master Participation Agreement, dated as of the Closing Date, by and between the Equityholder and the Borrower.

“Closing Date Participation Agreement” means that certain Master Participation Agreement, dated as of the Closing Date, between the Equityholder, as transferor, and the Borrower, as transferee, relating to the Closing Date Participation Interests.

“Closing Date Participation Interests” means the undivided 100% Participation Interests granted by the Equityholder to the Borrower in and to each Collateral Loan identified on Annex A to the Closing Date Participation Agreement or Schedule II to the Closing Date Sale Agreement (to the extent constituting a Participation Interest pending completion of the assignment thereof in accordance with Section 2.4 of the Sale Agreement), as applicable, and in which a Lien is granted therein by the Borrower to the Collateral Agent pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administration Agreement” means that certain Collateral Administration Agreement, dated as of the Closing Date, among the Collateral Administrator, the Borrower, the Collateral Manager and the Administrative Agent.

“Collateral Administrator” means BNYM, and any successor thereto under the Collateral Administration Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent Fee Letter” means the fee letter, by and among the Borrower and BNYM, setting forth the amounts payable by the Borrower to the Collateral Agent, the Custodian, the Securities Intermediary and the Collateral Administrator in connection with the transactions contemplated by this Agreement.

“Collateral Agent Fee” means the fee payable to the Collateral Agent, the Custodian, the Securities Intermediary and the Collateral Administrator pursuant to the Collateral Agent Fee Letter.

“Collateral Loan” means a commercial loan ~~or~~, a Closing Date Participation Interest or a First Amendment Effective Date Participation Interest owned or acquired by the Borrower.

“Collateral Management Fee” means the fee payable to the Collateral Manager in arrears on each Payment Date (prorated for the related Interest Accrual Period) pursuant to Section 9.01 of this Agreement, in an amount equal to 0.25% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the applicable Interest Accrual Period) of the Quarterly Asset Amount at the beginning of the Collection Period relating to such Payment Date; provided that for so long as Oxford Square Capital Corp. is the Collateral Manager, the Collateral Management Fee shall be $0.

“Collateral Management Standard” means, with respect to any Collateral Loan included in the Collateral, to service and administer such Collateral Loan in accordance with the Related Documents and all customary and usual servicing practices with reasonable care and in good faith, (i) using a degree of skill, care, prudence, diligence and attention no less than the higher of (a) that which the Collateral Manager exercises with respect to comparable assets that it may manage for itself and its other clients having similar investment objectives and restrictions and (b) the customary and usual collateral management practices that a prudent collateral manager of national recognition in the United States would use to manage comparable assets for its own account and for the account of others, and (ii) in accordance with the Collateral Manager’s customary practices and procedures involving assets of the nature and character of the Collateral Loans.

“Collateral Manager” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Manager Default” means the occurrence of any one of the following:

(a)           any failure by the Collateral Manager to make any payment, transfer or deposit into any Covered Account as required by this Agreement which continues unremedied for a period of two (2) Business Days;

(b)           any failure by the Collateral Manager to deliver any report required to be delivered by it under this Agreement or the other Facility Documents on or before the date that is two (2) Business Days after the date that such report is required to be delivered;

(c)            except as otherwise provided in this definition, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Collateral Manager under this Agreement or the other Facility Documents to which it is a party, or the failure of any representation or warranty of the Collateral Manager made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of ten (10) Business Days after the earlier of (i) written notice to the Collateral Manager (which may be by e-mail) by either Agent, and (ii) actual knowledge of a Responsible Officer of the Collateral Manager;

(d)           an Insolvency Event shall occur with respect to the Collateral Manager;

(e)            the occurrence of any Change of Control with respect to the Collateral Manager;

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Advance Rate” means, on any date of determination with respect to ~~the~~all Eligible Loans included in the Collateral as of the First Amendment Effective Date, ~~initially the Initial~~the First Amendment Effective Date Advance Rate; provided that, following any repayment or prepayment, in full or in part, of any Eligible Loan, the Effective Advance Rate of the Eligible Loans included in the Collateral will be equal to the aggregate Advances Outstanding as of such date divided by the Aggregate Original Asset Value as of such date.

“Eligible Investment Required Ratings” means, with respect to any obligation or security, with respect to ratings assigned by Moody’s, “Aa2” (and not on credit watch for possible downgrade) or “P-1” for one-month instruments, “Aa2” (and not on credit watch for possible downgrade) and “P-1” for three-month instruments, “Aa3” (and not on credit watch for possible downgrade) and “P-1” for six-month instruments and “Aa2” (and not on credit watch for possible downgrade) and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” (and not on credit watch for possible downgrade) for short-term instruments and “A” (and not on credit watch for possible downgrade) for long-term instruments.

“Eligible Investments” means any Dollar investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a)           direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b)           bank deposit products of, demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(c)            non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(d)           money market funds that have, at all times, ratings in the highest credit rating category by Moody’s and S&P;

provided that (i) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (d) above, as mature (or are putable at par to the issuer thereof) no later than the earlier of (A) 90 days after the date of acquisition thereof or (B) the Business Day prior to the next Payment Date; and (ii) none of the foregoing obligations or securities shall constitute Eligible Investments if (A) such obligation or security has an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript assigned by S&P, (B) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (C) such obligation or security is subject to U.S. withholding or foreign withholding tax unless the issuer of the security is required to make “gross-up” payments for the full amount of such withholding tax, (D) such obligation or security is secured by real property, (E) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (F) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (G) in the Collateral Manager’s judgment, such obligation or security is subject to material non-credit related risks. Any such investment may be made or acquired from or through the Collateral Agent or any of its Affiliates, or any entity for whom the Collateral Agent or any of its Affiliates provides services (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition). Notwithstanding the foregoing, unless the Borrower and the Collateral Manager have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an officer’s certificate of the Borrower or the Collateral Manager to the Administrative Agent (on which the Administrative Agent may rely) that the advice specified in this definition has been received by the Borrower and the Collateral Manager) and the Administrative Agent consents thereto, on and after July 21, 2015 (or such later date as may be determined by the Borrower and the Collateral Manager based upon such advice), Eligible Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Eligible Loan” means a Collateral Loan that (A) has been approved by the Administrative Agent, in its sole discretion, prior to Closing Date, and (B) satisfies each of the following eligibility requirements on any date of determination (unless the Administrative Agent in its sole discretion agrees to waive any such eligibility requirement with respect to such loan):

(a)            is (i) a First Lien Obligation, (ii) a Second Lien Obligation ~~or~~, (iii) prior to the date that is sixty (60) days after the Closing Date (or such longer period to which the Administrative Agent may agree in its sole discretion) a Closing Date Participation Interest or (iv) prior to the date that is sixty (60) days after the First Amendment Effective Date (or such longer period to which the Administrative Agent may agree in its sole discretion) a First Amendment Effective Date Participation Interest;

(b)           permits the purchase thereof by or assignment thereof (or, in the case of a Closing Date Participation Interest or a First Amendment Effective Participation Interest, participation thereof) to the Borrower and the pledge to the Collateral Agent;

(c)           is not in arrears;

(u)           if evidenced by a note or other instrument, such note or other instrument has been delivered to the Custodian in accordance with this Agreement;

(v)           except for a Closing Date Participation Interest or a First Amendment Effective Date Participation Interest, is not a Participation Interest;

(w)           the acquisition of such loan will not cause the Borrower or the pool of Collateral to be (x) required to register as an “investment company” under the Investment Company Act or (y) a “covered fund” under the Volcker Rule;

(x)            such loan is not underwritten as a commercial real estate loan principally secured by real property;

(y)           as to which no payment default, breach in any material respect of any other term or covenant or other material default exists;

(z)            is not a letter of credit;

(aa)         is in “registered” form for U.S. federal income tax purposes;

(bb)         constitutes indebtedness for U.S. federal income tax purposes;

(cc)         the acquisition of such loan will not cause the Borrower to violate any applicable Law or cause the Administrative Agent or any Lender to fail to comply with any request or directive from any banking authority or Governmental Authority having jurisdiction over the Administrative Agent or any Lender;

(dd)         the transfer thereof is effected pursuant to either (i) in the case of a Collateral Loan other than a Closing Date Participation Interest or a First Amendment Effective Date Participation Interest, an LSTA Par/Near Par Trade Confirmation, subject to Standard Terms and Condition for Par/Near Par Trade Confirmations, as published by The Loan Syndications and Trading Association, Inc., or the equivalent thereof as published by the Loan Market Association, ~~or~~ (ii) in the case of a Closing Date Participation Interest, the applicable Closing Date Participation Agreement;, or (iii) in the case of a First Amendment Effective Date Participation Interest, the First Amendment Effective Date Sale Agreement.

(ee)          is not subject to any Lien other than Permitted Liens;

(ff)          does not have an interest rate basis exceeding six (6) months;

(gg)         as of any date of determination, it is rated by Moody’s or S&P; provided that (i) in the case of a First Lien Obligation, if such First Lien Obligation is rated by Moody’s, it has a Moody’s Rating of at least, “B3” and, if such First Lien Obligation is rated by S&P, it has an S&P Rating of at least “B-” and (ii) in the case of a Second Lien Obligation, if such Second Lien Obligation is rated by Moody’s, it has a Moody’s Rating of at least, “Caa2” and, if such Second Lien Obligation is rated by S&P, it has an S&P Rating of at least “CCC”; and

(hh)         is on the date of purchase or other acquisition thereof by the Borrower part of an applicable Tranche Size of at least $70,000,000;

(ii)            has at least one (1) bid on a nationally recognized loan pricing service reasonably acceptable to the Administrative Agent;

Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder.

“Equity Coverage Amount” means, at any date of determination, for all Eligible Loans owned by the Borrower on such date, the product of (a) the sum of (i) 100% minus (ii) the Effective Advance Rate minus (iii) 10% multiplied by (b) the Aggregate Original Asset Value.

“Equity Coverage Deficiency” means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the Equity Coverage Amount on such date minus (b) the Net Equity Amount on such date.

“Equity Coverage Test” means a test that will be satisfied if at any date of determination no Equity Coverage Deficiency exists.

“Equityholder” has the meaning assigned to such term in the introduction to this Agreement.

“Equityholder Collateral Loan” means each Collateral Loan sold and/or contributed by the Equityholder to the Borrower pursuant to ~~the~~any Sale Agreement.

“Equityholder Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate Principal Balance of all Equityholder Collateral Obligations acquired by the Borrower prior to such date minus (b) the aggregate Principal Balance of all Equityholder Collateral Obligations (other than Warranty Collateral Obligations) repurchased by the Equityholder or an Affiliate thereof prior to such date.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant (other than a detachable warrant) or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the

“Excluded Amounts” means any amounts received in the Collection Account with respect to any Collateral, which amounts are attributable to (i) the reimbursement by the related Obligor of payment of out-of-pocket expenses by the Collateral Manager or the Equityholder on behalf of the Borrower or (ii) amounts deposited into the Collection Account in error; provided, that any such amounts shall be Excluded Amounts only to the extent that such amounts (x) are in excess of the principal and interest then due in respect of such Collateral, except with respect to the amounts described in clause (ii) of this definition and (y) were required to be paid by the related Obligor pursuant to a specific provision of the Related Documents with respect to such Collateral.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by the Borrower under Sections 2.16 or 12.03(h)) or (ii) such Lender designates a new lending office (a “New Lending Office”), except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(g), and (d) U.S. federal withholding Taxes imposed by FATCA.

“Facility Amount” means (a) on the Closing Date, $~~95,193,112.98 and (b~~95,193,112.98, (b) on the First Amendment Effective Date, $125,000,000.00, and (c) following the ~~Closing~~First Amendment Effective Date, the outstanding principal balance of all the Advances.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Collateral Administration Agreement, the Collateral Agent Fee Letter, the Sale ~~Agreement~~Agreements and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements and any rules or guidance entered into in connection with the implementation of such Sections.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Final Maturity Date” means the earliest to occur of (a) the Business Day designated by the Borrower as the Final Maturity Date upon not less than ten (10) Business Days’ prior written notice to the Administrative Agent, the Collateral Agent, the Lenders, the Custodian and the Collateral Administrator, (b) June 21, 2020, and (c) the date on which the Administrative Agent provides notice of the declaration of the Final Maturity Date after the occurrence of an Event of Default.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Firm Bid” means with respect to any Collateral Loan, a good and irrevocable bid for value, to purchase the par amount of such Collateral Loan, expressed as a percentage of the par amount of such Collateral Loan and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, submitted as of 11:00 a.m. (New York time) or as soon as practicable thereafter. The Administrative Agent shall be entitled to disregard any Firm Bid submitted by a broker-dealer (a) if, in the Administrative Agent’s commercially reasonable judgment, (i) such broker-dealer may be ineligible to accept assignment or transfer of the par amount of such Collateral Loan substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, or (ii) such broker-dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under the Related Documents for such Collateral Loan to the assignment or transfer to such broker-dealer of the par amount of such Collateral Loan or (b) if the Administrative Agent determines that such Firm Bid is not bona fide, including, without limitation, due to (i) the insolvency of the bidder, (ii) the inability, failure or refusal of the bidder to settle the purchase of the par amount of such Collateral Loan or otherwise settle transactions in the relevant market or perform its obligations generally or (iii) the Administrative Agent not having pre-approved trading lines with the broker-dealer that would permit settlement of the sale to such broker-dealer of the par amount of such Collateral Loan.

“First Amendment” means the First Amendment to Credit and Security Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the Equityholder, the Collateral Manager, the Lenders and the Administrative Agent.

“First Amendment Effective Date” means October 12, 2018.

“First Amendment Effective Date Advance Rate” means 42.92%.

“First Amendment Effective Date Participation Interests” means the undivided 100% Participation Interests granted by the Equityholder to the Borrower in and to each Collateral Loan identified on Schedule II to the First Amendment Effective Date Sale Agreement (to the extent constituting a Participation Interest pending completion of the assignment thereof in accordance with Section 2.4 of the First Amendment Effective Date Sale Agreement) and in which a Lien is granted therein by the Borrower to the Collateral Agent pursuant to this Agreement.

“First Amendment Effective Date Sale Agreement” means the Sale, Contribution and Master Participation Agreement, dated as of the First Amendment Effective Date, by and between the Equityholder and the Borrower.

“First Lien Obligation” means any loan (and not a bond or similar security) that meets the following criteria:

(i)          is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan;

(ii)         is secured by a valid first priority (subject to customary permitted liens) perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not such loan is also secured by any lower priority Lien on other collateral and whether or not a separate loan is secured by a first lien on separate collateral);

(iii)        is secured, pursuant to such first priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal seniority secured by a first Lien in the same collateral; and

(iv)        is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates.

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s judgment at the time the loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes). The limitation set forth in clause (iv) above shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. Federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Fundamental Amendment” means any amendment, modification, waiver or supplement (as determined by the Administrative Agent) of or to this Agreement that would (a) reinstate the Commitments after such Commitments are terminated on the Closing Date in accordance with Section 2.06 or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which Interest is payable thereon or any fee is payable hereunder, (e) release any material portion of the Collateral, except in connection with dispositions expressly permitted hereunder, (f)    alter the terms of Section 9.01 or Section 12.01(b), or (g) modify the definition of the term “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

stockholder, director, member, manager, officer, employee, or partner; provided, however, such Independent Manager may be an independent director, independent trustee or independent manager of another special purpose entity affiliated with the Equityholder or the Collateral Manager.

“Ineligible Collateral Loan” means, at any time, a loan or other obligation, or any portion thereof, that fails to satisfy any criteria of the definition of “Eligible Loan” giving effect to the proviso in the introductory language to the definition of “Eligible Loan”.

~~“Initial Advance Rate” means 42.5%.~~

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

IR × P ×	1
D

where:

IR	=	the Interest Rate for such Advance on such day;

P	=	the principal amount of such Advance on such day; and

D	=	360 days.

“Interest Accrual Period” means (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month preceding the first Payment Date, and (b) with respect to any subsequent Payment Date, the period commencing on the first day of the calendar month in which the preceding Payment Date occurred and ending on the last day of the calendar month immediately preceding the month in which such Payment Date occurs; provided, that the final Interest Accrual Period hereunder shall end on and include the day prior to the Payment in Full of the Advances hereunder.

“Interest Collection Subaccount” has the meaning specified in Section 8.02(a).

“Non-Excluded Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Non-U.S. Lender” has the meaning assigned to such term in Section 12.03(g).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit D hereto.

“Noteless Loan” means a Collateral Loan with respect to which (a) the related loan agreement does not require the Obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Loan, the Person primarily obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors; provided that, in the case of any Closing Date Participation Interest or any First Amendment Effective Date Participation Interest, the Obligor thereunder shall be deemed to be the underlying obligor in respect of the Collateral Loan that is subject of such Closing Date Participation Interest or First Amendment Effective Date Participation Interest.

“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Original Asset Value” means, for each Collateral Loan included in the Collateral, the product of (i) the Purchase Price paid by the Borrower for such Collateral Loan times (ii) the Principal Balance of such Collateral Loan on the date such Collateral Loan is acquired by the Borrower.

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Collateral Loan or Facility Document).

“Other Taxes” has the meaning assigned to such term in Section 12.03(c).

“Paid in Full,” “Pay in Full” or “Payment in Full” means, with respect to any Obligations the payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

(e)         all records and Related Documents with respect to such Collateral Loan and any of the foregoing; and

(f)         all recoveries and proceeds of the foregoing.

“Replacement Lender” has the meaning assigned to such term in Section 2.16(a).

“Requested Amount” has the meaning assigned to such term in Section 2.02.

“Required Lenders” means, as of any date of determination, Lenders whose aggregate principal amount of Advances Outstanding aggregate more than 50% of all Advances Outstanding.

“Required Loan Documents” means, for each Collateral Loan:

(a)	other than in the case of a Closing Date Participation Interest or a First Amendment Effective Date Participation Interest, an executed copy of the assignment for such Collateral Loan;

(b)	other than in the case of a Noteless Loan ~~or~~, a Closing Date Participation Interest or First Amendment Effective Date Participation Interest, the original executed Underlying Note endorsed by the issuer or the prior holder of record of such Collateral Loan in blank or to the Borrower;

(c)	an executed copy of the Underlying Loan Agreement, together with a copy of all amendments and modifications thereto;

(d)	a copy of each related security agreement (if any) signed by each applicable Obligor;

(e)	a copy of each related guarantee (if any) then executed in connection with such Collateral Loan;

(f)	for the Closing Date Participation Interests, the applicable Closing Date Participation Agreement;

(g)	for the First Amendment Effective Date Participation Interests, the applicable First Amendment Effective Date Sale Agreement; and

~~(gh)~~	a Document Checklist.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, managing director, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary (provided that a director of the Borrower shall be a Responsible Officer regardless of whether its Constituent Documents provide for officers), (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or ”authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, and (f) in the case of the Collateral Administrator, the Collateral Agent or Administrative Agent, an officer of the Collateral Administrator, the Collateral Agent or Administrative Agent, as applicable, responsible for the administration of this Agreement.

“Sale ~~Agreement~~Agreements” means, collectively (i) the Closing Date Sale~~, Contribution and Master Participation Agreement, dated as of the date hereof, by and among the Equityholder and the Borrower.~~ Agreement and (ii) the First Amendment Effective Date Sale Agreement.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or Canada, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, Canada or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s Ratings Service, a Standard & Poor’s Financial Services LLC business.

“S&P Rating” means, with respect to any Collateral Loan as of any date of determination:

(a)          if such Collateral Loan has a monitored rating expressly assigned to a debt obligation (or facility) or a monitored estimated rating expressly assigned to a debt obligation (or facility) by S&P, such rating,

(b)          if the foregoing paragraph is not applicable, then, if the related Obligor has a corporate issuer rating by S&P, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

Collateral Loan	Relevant Rating
The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating by S&P that is one rating subcategory above such corporate issuer rating
The Collateral Loan is an unsecured obligation or is a Second Lien Obligation, but is not subordinate	The rating by S&P that is one rating subcategory below such corporate issuer rating

Agreement as of the original effective date of the Underlying Loan Agreement. For purposes of determining the Tranche Size in respect of any Collateral Loan: (a) for Collateral Loans that are, in accordance with then-prevailing market practice, typically bought and sold together, the respective aggregate principal amount of the borrowing facilities available to the Obligor under the facilities evidenced by the relevant Underlying Loan Agreement shall be aggregated (and, for the avoidance of doubt, the respective aggregate principal amounts of all revolving facilities, term loan “A” tranches, term loan “B” tranches and similar loan tranches issued under a single credit agreement shall be aggregated); (b) the respective principal amounts of lines of credit and delayed draws that, in accordance with then-prevailing market practice, trade with any Collateral Loan shall be aggregated; and (c) the respective principal amount of any borrowing facilities that are, under then prevailing market practice, considered add-on facilities in respect of any Collateral Loan shall be aggregated with the principal amount of such Collateral Loan; provided that, in the case of clauses (a), (b) and (c) above, such facilities are pari passu in terms of repayment seniority and, with respect to appropriate price adjustments, buyers are typically indifferent between such facilities.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Collateral Loan is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.

“Unfunded Reserve Account” has the meaning specified in Section 8.04.

“Unfunded Reserve Required Amount” has the meaning specified in Section 8.04.

“U.S. Tax Compliance Certificate” has the meaning specified in 12.03(g).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Collateral Loan” has the meaning assigned to such term in the Sale ~~Agreement~~Agreements.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.       Rules of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as material violation, material non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Security.

(s)          Beneficial Ownership Certification. As of the First Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(t)           ~~(s)~~ Representations Relating to the Collateral.

(i)          The Borrower owns and has good and marketable and the sole legal title to all Collateral Loans (other than the Collateral Loans related to the Collateral Participation Interests, until any such Collateral Participation Interest is elevated to a full assignment) and other Collateral free and clear of any Lien, claim or encumbrance of any Person, other than Permitted Liens;

(ii)         the Borrower has acquired its ownership in the Collateral Loans and other Collateral in good faith without notice of any adverse claim, other than Permitted Liens;

(iii)        other than Permitted Liens, the Borrower has not pledged, assigned or sold (except as otherwise permitted under the Facility Documents), granted a security interest in, or otherwise conveyed (except as otherwise permitted under the Facility Documents) any of the Collateral;

(iv)        the Borrower has full right to grant a security interest in and assign and pledge the Collateral to the Collateral Agent for the benefit of the Secured Parties (and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party have been duly authorized by it by all necessary action);

(v)         other than the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral; the Borrower has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against the Borrower that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction (A) relating to the security interest granted to the Collateral Agent hereunder or (B) any security interest that has been terminated or fully and validly assigned to the Collateral Agent or the Borrower on or prior to the date hereof; and the Borrower is not aware of any judgment, PBGC liens or Tax lien filings against the Borrower or any of its assets;

(vi)        the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC) or supporting obligations;

(vii)      all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC or “deposit accounts” as defined in Section 9-102 of the UCC;

(viii)      this Agreement creates a valid, continuing and, upon Delivery of Collateral, execution of the Account Control Agreement and filing of the financing statements referenced in clause (xi) below, perfected security interest (as defined in Section 1-201(37) of the UCC) in the

(f)           Information and Reports. The Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified and the delivery by or on behalf of the Borrower of the Notice of Borrowing and any such Monthly Report, Borrowing Base Calculation Statement, Payment Date Report or other written information, reports, certificates and statements shall be deemed to be a representation and warranty by the Borrower that such information is true, complete and correct in all material respects as of the date such information is stated or certified.

(g)          No Other Business. The Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement.

(h)          Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Advances and the Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non-appealable judgment of a court of competent jurisdiction. Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law. For U.S. federal income tax purposes, the Borrower shall remain disregarded as an entity separate from its sole owner, the Equityholder, within the meaning of Treasury Regulation Section 301.7701-3. The Equityholder shall remain a United States Person within the meaning of Section 7701(a)(30) of the Code.

(i)           Collections. The Borrower shall direct all Obligors (and related paying agents) to pay all Collections directly to the Collection Account. The Borrower shall transfer, or cause to be transferred, all Collections to the Collection Account by the close of business on the Business Day following the date such Collections are received by the Borrower, the Equityholder, the Collateral Manager or any of their respective Affiliates.

(j)           Priority of Payments. The Borrower shall instruct (or cause the Collateral Manager to instruct) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(k)          Acquisition of Collateral Loans from the Equityholder. Any acquisition of Collateral Loans by the Borrower from the Equityholder shall be (i) effected pursuant to the Sale ~~Agreement~~Agreements and subject in all respects to the terms and conditions set forth therein and (ii) for fair market value and no adverse selection procedures shall be employed by the Borrower (or the Collateral Manager on behalf of the Borrower) in selecting the Collateral Loans for acquisition.

(l)           Certificate of Assignment for Closing Date Participation Interests. As soon as practicable, but in no event later than the date that is sixty (60) days after the Closing Date (or such longer period to which the Administrative Agent may agree), the Borrower shall deliver to the Custodian and the Administrative Agent a copy of the fully executed assignment agreement assigning the Collateral Loans related to the Closing Date Participation Interests directly to the Borrower, certified by an officer of the Borrower (or the Collateral Manager on behalf of the Borrower) and written evidence satisfactory to the Administrative Agent that the Borrower is recognized as the owner of record by the related administrative agent in respect of the Related Documents.

(m)         Certificate of Assignment for First Amendment Effective Date Participation Interests. As soon as practicable, but in no event later than the date that is sixty (60) days after the First Amendment Effective Date (or such longer period to which the Administrative Agent may agree), the Borrower shall deliver to the Custodian and the Administrative Agent a copy of the fully executed assignment agreement assigning the Collateral Loans related to the First Amendment Effective Date Participation Interests directly to the Borrower, certified by an officer of the Borrower (or the Collateral Manager on behalf of the Borrower) and written evidence satisfactory to the Administrative Agent that the Borrower is recognized as the owner of record by the related administrative agent in respect of the Related Documents.

(n)          ~~(m)~~ Delivery of Loan Files. The Borrower (or the Collateral Manager on behalf of the Borrower) shall deliver to the Custodian for each Collateral Loan, each item referenced in the definition of “Loan File”; provided that, other than as set forth above with respect to any original assignment of any Collateral Loan or any original executed promissory note with respect to any Collateral Loan (each of which shall be delivered to the Custodian in sealed envelopes labeled appropriately), the requirements set forth in this Section 5.01(~~m~~n) shall be satisfied by providing electronic copies of any Required Loan Document to the Custodian; provided, further, that any filed stamped document included in any Loan File shall be delivered as soon as they are reasonably available (but in no event later than 30 Business Days after the acquisition by the Borrower of the applicable Collateral Loan). Neither the Custodian nor the Collateral Administrator shall have any obligation to review any of the documents delivered to it hereunder.

(o)          Beneficial Ownership Regulation. Promptly following any request therefor, the Borrower shall deliver to the Administrative Agent information and documentation reasonably requested by the Administrative Agent or any Lender for purpose of compliance with the Beneficial Ownership Regulation.

(p)          Delivery of Additional Information. The Borrower shall deliver to the Administrative Agent or any Lender (i) promptly following any request therefor, any information and documentation reasonably requested by the Administrative Agent or such Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, and (ii) prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent or such Lender that would result in a change to the list of beneficial owners identified in such certification.

Section 5.02.       Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, have been Paid in Full):

during the continuance of a Collateral Manager Default. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b)          No person to whom this power of attorney is presented as authority for the Administrative Agent to take any action or actions contemplated by clause (a) above shall inquire into or seek confirmation from the Borrower as to the authority of the Administrative Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a) above, which is intended to grant to the Administrative Agent unconditionally the authority to take and perform the actions contemplated herein, and to the extent permitted by applicable Law, the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) above is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Facility Documents have been Paid in Full and the Administrative Agent has provided its written consent thereto.

(c)          Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 6.03 shall only be exercisable after the occurrence and during the continuance of an Event of Default.

ARTICLE VII

PLEDGE OF COLLATERAL;

RIGHTS OF THE COLLATERAL AGENT

Section 7.01.       Grant of Security

(a)          The Borrower hereby grants, pledges, transfers and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i)          all Collateral Loans and Related Documents (including those listed, as of the ~~Closing~~First Amendment Effective Date, in Schedule 5 hereto), both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii)         each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii)        all interest, dividends, stock dividends, stock splits, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of its Collateral Loans;

(iv)        each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract.

(d)          Certain Restrictions.

(i)          No Collateral Loan (other than a Warranty Collateral Loan) may be sold to an Affiliate of the Borrower without the prior written consent of the Administrative Agent and, in the case of a sale at a price less than the original percentage of par paid by the Borrower, the purchase price shall not be less than the Asset Value of such Collateral Loan.

(ii)         The Principal Balance of all Equityholder Collateral Loans (other than Warranty Collateral Loans) sold pursuant to Section 10.01(a) to the Equityholder or an Affiliate thereof or released to the Equityholder pursuant to a dividend by the Borrower shall not in any twelve-month period exceed 20% of the Equityholder Purchased Loan Balance measured as of the first day of such twelve-month period.

(iii)        The Principal Balance of all Defaulted Collateral Loans (other than Warranty Collateral Loans) that are Equityholder Collateral Loans sold pursuant to Section 10.01(a) to the Equityholder or an Affiliate thereof or released to the Equityholder pursuant to a dividend by the Borrower shall not in any twelve-month period exceed 10% of the Equityholder Purchased Loan Balance measured as of the first day of such twelve-month period.

(e)          Application of Proceeds of Sales. The Collateral Manager on behalf of the Borrower shall deposit the proceeds of any sale effected pursuant to this Section 10.01 into the Principal Collection Account for disbursement in accordance with Section 9.01(a)(ii).

Section 10.02.     Purchases of Additional Collateral Loans.

Other than the Collateral Loans acquired by the Borrower on the Closing Date and the First Amendment Effective Date, the Borrower shall not purchase any additional Collateral Loans.

Section 10.03.     Conditions Applicable to All Sale and Purchase Transactions

(a)          Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Loans shall be for fair market value and, if effected with a Person that is an Affiliate of the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be (i) on terms no less favorable to the Borrower than would be the case if such Person were not an Affiliate or as otherwise expressly permitted in this Agreement and (ii) effected in accordance with all Applicable Laws.

(b)          Upon each acquisition by the Borrower of a Collateral Loan on the Closing Date and the First Amendment Effective Date (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Collateral Agent.

Section 10.04.     Additional Equity Contributions

The Equityholder may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default or satisfying any Coverage Test. Each contribution shall be made in Cash or Eligible Investments. All Cash contributed to the Borrower shall be treated as Principal Proceeds, except to the extent that the Collateral Manager specifies that such Cash shall constitute Interest Proceeds and shall be deposited into the applicable Collection Account in accordance with Section 8.02 as designated by the Collateral Manager.

Section 10.05.     Transfer of Warranty Collateral Loans.

The Borrower may transfer any Warranty Collateral Loan to the Equityholder, or to any third party at the Equityholder’s direction, to consummate the sale or substitution of such Warranty Collateral Loan pursuant to, and in accordance with the terms of, Article VI of the Sale ~~Agreement~~Agreements.

ARTICLE XI

THE AGENTS

Section 11.01.     Authorization and Action

(a)          Each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that an Agent’s consent may not be unreasonably withheld, provide for the exercise of such Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to such Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b)          If the Collateral Agent has been requested or directed by the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any other Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Facility Document or any Related Document unless and until directed by the Required Lenders (or the Administrative Agent on their behalf).